Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Union Bankshares Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Union Bankshares Corporation of our report dated January 14, 2004, relating to the consolidated balance sheets of Union Bankshares Corporation and subsidiaries (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2003, 2002 and 2001, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/    Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 23, 2004